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                                                                  Exhibit (a)(1)

                            CALAMOS INVESTMENT TRUST
                             CALAMOS ADVISORS TRUST
                CALAMOS CONVERTIBLE OPPORTUNITIES AND INCOME FUND
                    CALAMOS CONVERTIBLE AND HIGH INCOME FUND
                       CALAMOS STRATEGIC TOTAL RETURN FUND
                        CALAMOS GLOBAL TOTAL RETURN FUND

                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                            SENIOR FINANCIAL OFFICERS

I.   COVERED OFFICERS/PURPOSE OF THE CODE

     This Code of Ethics (the "Code") for the investment companies within the Calamos Investment Trust, Calamos Advisors Trust, Calamos Convertible Opportunities and Income Fund, Calamos Convertible and High Income Fund, Calamos Strategic Total Return Fund, and Calamos Global Total Return Fund (collectively the "Funds" and each, a "Fund") applies to the Funds' Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer (the "Covered Officers"), or those performing similar functions, for the purpose of promoting:

     - honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     - full, fair, accurate, timely and understandable disclosure in reports and documents that a Fund files with, or submits to, the Securities and Exchange Commission ("SEC"), and in other public communications made by a Fund;

     - compliance with applicable laws and governmental rules and regulations;

     - prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

     -    accountability for adherence to the Code.

     Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.  ADMINISTRATION OF THE CODE

     The Code shall be administered by the Chief Compliance Officer of the Funds' adviser (the "Code Officer"). In the absence of the Code Officer, his or her designee shall serve as the Code Officer, but only on a temporary basis.

     Each Fund has designated its chief legal officer (the "Chief Legal Officer") for purposes of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. The Chief Legal Officer shall assist the Code Officer in administration of this Code. The Chief Legal Officer is responsible for applying this Code to specific situations in which questions are presented under it (in consultation with Fund counsel, where appropriate)

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and has the authority to interpret this Code in any particular situation.
However, any waiver sought by a Covered Officer with respect to any Fund must be approved by the Audit Committee of the Fund (the "Audit Committee").

III. ACTUAL AND APPARENT CONFLICTS OF INTEREST

     OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his/her service to, a Fund. For example, a conflict of interest would arise if a Covered Officer, or a family member, receives improper personal benefits as a result of the Covered Officer's position with a Fund.

     Certain conflicts of interest arise out of the relationships between Covered Officers and a Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (the "Company Act") and the Investment Advisers Act of 1940 (the "Advisers Act"). For example, Covered Officers generally may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with a Fund because of their status as "affiliated persons" of the Fund. A Fund's and its investment adviser's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

     Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between a Fund and its investment adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for a Fund or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and a Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of a Fund. Thus, if performed in conformity with the provisions of the Company Act and the Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Funds' Boards of Trustees (each a "Board") that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

     Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions of the Company Act and the Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of a Fund.

     Each Covered Officer must:

     - not use personal influence or personal relationships improperly to influence investment decisions or financial reporting by a Fund whereby the Covered Officer or a family member would benefit personally to the detriment of a Fund;


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     -    not cause a Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer or a family member rather than the benefit of the Fund;

     - not retaliate against any other Covered Officer or any employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith; and

     - not use material non-public knowledge of portfolio transactions made or contemplated for a Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.(1)

     There are some potential conflict of interest situations that must be approved by the Code Officer, after consultation with the Chief Legal Officer. Those situations include, but are not limited to:

     -    service as director on the board of any public for-profit company;

     - any ownership interest in, or any consulting or employment relationship with, any Fund service provider, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof; and

     - a direct or indirect financial interest in commissions, transaction charges or spreads paid by a Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

     There are some potential conflict of interest situations that should be discussed with the Code Officer, if material. Those situations include, but are not limited to:

     - receipt of any gift of substantial value (more than $100), a cash payment in any amount, a preferred personal investment opportunity, or other thing of more than de minimis value from any person or entity that does business, or is seeking to do business with a Fund or its investment adviser; and

     - receipt of any entertainment from any company with which a Fund has current or prospective business dealings, unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety.

     It is not the intent of this Code to prohibit the ordinary courtesies of business life, such as token gifts or modest entertainment incidental to a business relationship.

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(1)  For purposes of this Code, personal trading activity of the Covered
     Officers shall be monitored in accordance with the Funds' code. Each Covered Officer shall be considered an "Access Person" under such Code.


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IV.  DISCLOSURE AND COMPLIANCE

     Each Covered Officer should:

     - be familiar with the disclosure requirements generally applicable to the Funds;

     - not knowingly misrepresent, or cause others to misrepresent, facts about any Fund to others, whether within or outside the Fund, including to the Fund's trustees and auditors, and to governmental regulators and self-regulatory organizations;

     - to the extent appropriate within his/her area of responsibility, consult with other officers and employees of the Funds and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds; and

     - promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

V.   REPORTING AND ACCOUNTABILITY

     Each Covered Officer must:

     - upon adoption of the Code (or after becoming a Covered Officer), affirm in writing to the Board that he/she has received, read and understands the Code;

     - annually thereafter affirm to the Board compliance with the requirements of the Code;

     - notify the Code Officer promptly if he/she knows of any violation of this Code; and

     - respond to the trustee and officer questionnaires circulated periodically in connection with the preparation of disclosure documents for the Funds.

     The Code Officer shall maintain records of all activities related to this Code.

     The Funds will follow these procedures in investigating and enforcing this
Code:

     - The Code Officer will take all appropriate action to investigate any potential violations reported to him/her;

     - If, after such investigation, the Code Officer believes that no violation has occurred, no further action is required;

     - Any matter that the Code Officer believes is a violation will be reported to the Audit Committee;


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     -    If the Audit Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to the Chief Executive Officer of the Funds; or a recommendation to dismiss the Covered Officer;

     - The Audit Committee will be responsible for granting waivers in its sole discretion; and

     - Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

VI.  OTHER POLICIES AND PROCEDURES

     This Code shall be the sole code of ethics adopted by the Funds for the purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other polices or procedures of the Funds, the Funds' advisers, principal underwriter or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Code of Ethics and Insider Trading Policy of Funds and their investment advisers and principal underwriter under Rule 17j-1 under the Company Act and the advisers' more detailed policies and procedures are separate requirements applying to the Covered Officers and others and are not part of this Code.

VII. AMENDMENTS

     Any amendment to this Code must be approved or ratified by the Board, including a majority of independent Board members.

VIII. CONFIDENTIALITY

     All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board, the Covered Officers, the Code, outside audit firms and legal counsel to the Funds and the adviser, and senior management of the adviser.

IX.  INTERNAL USE

     The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.

Adoption: March 2, 2004
Revised: December 15, 2005


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